Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 13, 2020 relating to the financial statements of Piedmont Lithium Limited, appearing in the Annual Report on Form 20-F of Piedmont Lithium Limited for the year ended June 30, 2020.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU
Perth, Australia
May 24, 2021